SECOND AMENDMENT TO RIGHTS AGREEMENT

     This SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of June 27, 2002 (the "Amendment"), is by and between FIRSTPLUS Financial Group, Inc., a Nevada corporation (the "Corporation"), and, at the request of the Corporation, Mellon Investor Services LLC (formerly Chasemellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the "Rights Agent").

                                    RECITALS

     1. The Corporation and the Rights Agent executed that certain Rights Agreement dated as of May 20, 1998, and amended by that certain First Amendment to Rights Agreement dated as of October 25, 2001 (together, the "Rights Agreement").

     2. The Board of Directors of the Corporation (the "Directors") believes it to be in the best interest of the Corporation to amend the Rights Agreement so as to provide additional protection with respect to accidental triggering of the dilutive provisions of the Rights Agreement.

     3. The Directors, pursuant to resolutions adopted on May 24, 2002, authorized an officer of the Corporation to execute the Amendment and direct the Rights Agent to execute the Amendment.

                                    AGREEMENT

     Accordingly, in consideration of the premises and the mutual agreement herein set forth the parties hereby agree as follows:

          1. The Rights Agreement is hereby amended by deleting Section 1(a) in its entirety and substituting the following in lieu thereof:

               "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but still not include an Exempt Person (as such term is hereinafter defined), CL Capital Lending, LLC, a Texas limited liability company, Jack Roubinek, Daniel T. Phillips, or any of its or their Affiliates (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" became such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person as promptly as


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          practicable  divested or divests  itself of Beneficial  Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be or become an "Acquiring Person" unless and until such time as such Person shall become the Beneficial Owner of an additional 1% of the shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; and (iii) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of
          such   additional   shares  of  Common  Stock  such  Person  does  not
          beneficially own 15% or more of the shares of Common Stock then outstanding. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof."

          2. The Rights Agreement, as amended hereby, shall remain in full force and effect.

          3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                           [INTENTIONALLY LEFT BLANK]




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


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.



                                   FIRSTPLUS FINANCIAL GROUP, INC.


                                   By: /s/ Daniel T. Phillips
                                      ------------------------------------------
                                      Daniel T. Phillips, President



                                   MELLON INVESTOR SERVICES LLC, as Rights Agent


                                   By: /s/ Tim L. Reagam
                                       -----------------------------------------
                                   Name: Tim L. Reagan
                                         ---------------------------------------
                                   Its: Assistant Vice President
                                        ----------------------------------------

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